Exhibit 5.1

BAKER & McKENZIE LLP 100 New Bridge Street London EC4V 6JA United Kingdom Tel: +44 (0)20 7919 1000 Fax: +44 (0)20 7919 1999 DX No: 233 Chancery Lane www.bakermckenzie.com

Asia Pacific Bangkok Beijing Hanoi Ho Chi Minh City Hong Kong Jakarta* Kuala Lumpur* Manila* Melbourne Shanghai Singapore Sydney Taipei Tokyo	16 May 2012 Rowan Companies plc Mitre House 160 Aldersgate Street London United Kingdom EC1A 4DD	Our ref: HB Your ref: Direct line: +44 (0)20 7919 1819 Helen.Bradley@bakermckenzie.com

Europe, Middle East

& Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Doha

Dusseldorf

Frankfurt/Main

Geneva

Istanbul*

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

Latin America

Bogota

Brasilia*

Buenos Aires

Caracas

Guadalajara

Juarez

Mexico City

Monterrey

Porto Alegre*

Rio de Janeiro*

Santiago

Sao Paulo*

Tijuana

Valencia

North America

Chicago

Dallas

Houston

Miami

New York

Palo Alto

San Diego

San Francisco

Toronto

Washington, DC

Dear Sirs

REGISTRATION STATEMENT ON FORM S-3ASR—ROWAN COMPANIES PLC

1.      INTRODUCTION

In our capacity as English legal advisers to Rowan Companies plc, a public limited company formed under English law (the “Company”), we have been asked to give an opinion on certain matters relating to the Company.

We are giving this opinion in connection with the Company’s Registration Statement on Form S-3ASR (the “Registration Statement”) to be filed under the United States Securities Act of 1933, as amended (the “Securities Act”), with the United States Securities and Exchange Commission (“SEC”).

The Registration Statement relates to the registration for issuance, offering, sale and delivery from time to time of the Class A Ordinary Shares of the Company, par value US$0.125 per share and other shares in the Company, including preference shares and other ordinary shares as determined by the directors of the Company in accordance with the articles of association of the Company as then in force (together, the “New Shares”).

Baker & McKenzie LLP is a limited liability partnership registered in England and Wales with registered number 0C311297. A List of members' names is open to inspection at its registered office and principal place of business, 100 New Bridge Street, London EC4V 6JA.

Baker & McKenzie LLP is authorised and regulated by the Solicitors Regulation Authority of England and Wales. Further information regarding the regulatory position is available at http://www.bakermckenzie.com/london/regulatoryinformation.

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

* Associated Firm

We have been asked by the Company to give this opinion and have taken instructions in this regard solely from the Company.

2.	SCOPE

This letter is limited to English law as applied by the English courts as at the date of this letter and shall be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than those of England and we do not express or imply any opinion as to the laws of any jurisdiction other than those of England. We do not express any opinion on European Community law as it affects any jurisdiction other than England. We express no opinion as to matters of fact.

The opinions in this letter are limited to the matters stated herein and do not extend to, and are not to be read as extending by implication to, any other matter.

3.	DOCUMENTS

For the purpose of giving this opinion we have examined the following documents:

3.1	a copy of the certificate of incorporation of the Company and the certificate of incorporation on re-registration of a private company as a public company of the Company dated 1 May 2012, in each case attached to the Certificate (as referred to in paragraph 3.7 below)

3.2	a copy of the current articles of association of the Company, attached to the Certificate (as referred to in paragraph 3.7);

3.3	a copy of the previous articles of association of the Company adopted pursuant to a special resolution passed on 30 April 2012, attached to the Certificate (as referred to in paragraph 3.7);

3.4	a copy of a previous articles of association of the Company, adopted pursuant to a special resolution passed on 31 October 2011, attached to the Certificate (as referred to in paragraph 3.7);

3.5	a copy of the written resolutions passed by the members of the Company on 30 April 2012, authorising the directors of the Company for the purposes of section 551 Companies Act 2006 to exercise all the powers of the Company to allot shares in the Company up to an aggregate nominal amount of US$18,750,000 and disapplying section 561 of the Companies Act 2006, each for a period expiring 5 years from the date of the resolutions (the “Members’ Resolutions”), attached to the Certificate (as referred to in paragraph 3.7 below);

3.6	a copy of:

(a)	the resolutions of the board of directors of the Company (the “Board”) dated 27 February 2012 approving the Registration Statement; and

(b)	the minutes of a meeting of the Board held on 30 April 2012 approving and proposing the Members’ Resolutions,

each attached to the Certificate (as referred to in paragraph 3.7 below) (together, the “Board Resolutions”);

3.7	a certificate addressed to us from Melanie M. Trent, being the Company Secretary of the Company, dated 16 May 2012 and the documents annexed thereto (the “Certificate”);

3.8	the results of our search on 15 May 2012 of the public records of the Company on file and available for inspection by the public at the Companies Registry (the “Search”).

We have also made an enquiry by telephone of the Central Index of Winding-Up and Administration Petitions in respect of the Company on 15 May 2012 at 12:08 p.m. We have also made enquiries by telephone or through an agent of the following district registries of the English Court in respect of the Company: Bristol, Cardiff, Newcastle, Leeds, Liverpool and Manchester on 9 May 2012; and of the district registry of the English Court in Preston on 11 May 2012 (together, the “Enquiries”).

Except as noted above, we have not made any enquiries or searches concerning the Company or examined any contracts or other documents entered into by or affecting the Company.

4.	ASSUMPTIONS

For the purpose of this opinion we have assumed (without making any investigation) that:

4.1	all documents submitted to us as originals are authentic and complete;

4.2	all documents submitted to us in electronic form or via facsimile transmission or as photocopies or other copies of originals conform to the originals and all such originals are authentic and complete;

4.3	any signatures and seals on the documents reviewed by us are genuine, were duly applied to the relevant documents and where necessary were properly witnessed;

4.4	all statements contained in the Certificate are and will as at the date(s) of any allotment and issue of New Shares remain accurate and not misleading;

4.5	any allotment and issue of New Shares will be duly made in accordance with the articles of association of the Company as in force at the time of such allotment and issue;

4.6	the Members’ Resolutions were duly passed in accordance with the articles of association of the Company as in force at such time, and have not been amended or rescinded, are in full force and effect and will not be revoked or varied prior to the date(s) of any allotment and issue of New Shares;

4.7	as at the date(s) of any allotment and issue of New Shares, the authority granted pursuant to the Members’ Resolutions referred to in paragraph 4.6 above will remain unutilised to the extent necessary to permit the allotment and issue;

4.8	the Board Resolutions were duly passed at a properly convened meeting of the Board in accordance with the articles of association of the Company as in force at such time, and have not been amended or rescinded, are in full force and effect and will not be revoked or varied prior to the date(s) of any allotment and issue of New Shares;

4.9	the results of the Search as produced to us are a true and complete copy of the file of records maintained at the Companies Registry concerning the Company for public inspection, such file was complete, accurate and up-to-date at the time of the Search and there has been or will have been no alteration in the status or condition of the Company since the date of the Search;

4.10	the information disclosed in response to our Enquiries was accurate at the time of such Enquiries and such response did not fail to disclose any matters which it should have disclosed and which are relevant for the purposes of this opinion and since the time of the Enquiries there has been and, at the date(s) of any allotment and issue of New Shares, there will have been no alteration in the status or condition of the Company as represented in such response;

4.11	as of the date of this opinion and at the time of any allotment and issue of New Shares, the Company has not passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up or dissolution of the Company, no application has been presented or order made by a court for the administration of the Company, no documents have been filed with the court for the appointment of an administrator in respect of the Company nor has any notice of intention to appoint an administrator been given in respect of the Company and no receiver, trustee, administrator, administrative receiver, liquidator or similar office-holder has been appointed in any jurisdiction in relation to the Company or any of its assets or revenues other than as disclosed by the Search and the Enquiries;

4.12	the consideration for the allotment and issue of New Shares will not be less than the par value of such New Shares;

4.13	the directors at the time of any allotment and issue of New Shares will be duly authorised pursuant to the articles of association of the Company as in force at the time of such allotment and issue, the Companies Act 2006 and any relevant authority given by the members of the Company in a general meeting to allot such New Shares;

4.14	a meeting of the Board or a duly authorised and constituted committee of the Board will be duly convened and held prior to the allotment and issue of New Shares, at which it will be resolved to allot and issue such New Shares;

4.15	the directors at the time of any allotment and issue of New Shares, will have exercised their powers in accordance with their statutory duties under the Companies Act 2006 and English common law;

4.16	any allotment and issue of New Shares will be duly made in accordance with both (1) the articles of the association of the Company as in force at the time of such allotment and issue and (2) the applicable law in force at the time of such allotment and issue;

4.17	New Shares will have been, on allotment and issue, fully paid up in cash in accordance with both (1) the articles of the association of the Company as in force at the time of such allotment and issue and (2) the applicable law in force at the time of such allotment and issue;

4.18	the name of the relevant allottee and the number of New Shares allotted will be duly entered in the register of members of the Company;

4.19	at the time of any allotment and issue of New Shares, such New Shares will have been allotted and issued so as not to violate any applicable law;

4.20	there has been no bad faith, breach of duty, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company in relation to any allotment and issue of New Shares; and

4.21	there are no provisions of the laws of any jurisdiction outside England which would have any implication for the opinions we express.

5.	OPINIONS

Based upon and subject to the assumptions and qualifications set out in this opinion and having regard to such legal considerations as we have deemed relevant, we are of the opinion that, when New Shares are allotted and issued they will be validly issued, fully paid and non-assessable.

The term non-assessable has no recognised meaning in English law but for the purposes herein the term means that under the Companies Act 2006, the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issuance of New Shares, no holder of such New Share is liable, solely because of such holder’s status as a holder of such New Share, for additional assessments or calls on the security by the Company or its creditors.

6.	QUALIFICATIONS

The opinions expressed in this letter are subject to the following qualifications.

6.1	It should be noted that:

(a)	a search at the Companies Registry is not capable of revealing whether or not a winding-up petition or an application for the making of an administration order has been presented or whether or not any documents have been filed with the court for the appointment of an administrator or any notice of intention to appoint an administrator has been given;

(b)	notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver or administrator may not be filed at the Companies Registry immediately and there may be a delay in the relevant notice appearing on the file of the company concerned;

(c)	a telephone enquiry of the Central Index relates only to compulsory winding-up and to the appointment of an administrator by an administration order of the court and is not conclusively capable of revealing whether or not a petition in respect of a compulsory winding up, or an application for an administration order, has been presented since there may be a delay in notice of such a petition or, as the case may be, application being entered on the records of the Central Index and a petition or application presented to a County Court may not have been notified to the Central Index and so may not appear on the records at all; and

(d)	enquiries were made in seven out of the eight district registries of the English Court but Birmingham’s district registry did not have publicly available search facilities so enquiries in respect the Company could not be made at that registry.

6.2	The opinion in paragraph 5 is subject to the effect of laws relating to bankruptcy, insolvency, liquidation, administration, arrangement, moratorium or re-organisation or other laws relating to or affecting the rights of creditors generally (as to which laws we express no opinion).

This opinion is given only by Baker & McKenzie LLP, an English limited liability partnership, and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member or associated firm thereof. In this opinion the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Company and to the use of this firm’s name in the Registration Statement.

In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC issued thereunder.

Yours faithfully

BAKER & McKENZIE LLP